Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2013 SECOND QUARTER FINANCIAL RESULTS

HAYWARD, Calif., July 30, 2013 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended June 30, 2013.

Second Quarter 2013 Financial Results:

Loss from operations decreased in the second quarter of 2013 to $7.0 million from $16.7 million in the second quarter of 2012, and to $13.9 million for the six months ended June 30, 2013 compared to $36.7 million for the comparable period in 2012.  The decreases in loss from operations primarily resulted from a decrease in research and development expenses due to the Company’s shift in focus to the development of blisibimod for systemic lupus erythematosus, or lupus, and IgA nephropathy, an orphan disease in the United States.

Net loss for the quarter ended June 30, 2013 was $8.3 million, or $0.43 loss per basic and diluted share, compared with a net loss of $17.6 million, or $3.43 loss per basic and diluted share for the quarter ended June 30, 2012. Net loss in the current quarter included a non-cash charge of $0.5 million in unamortized note discount and debt issuance cost as a result of the Company’s successful restructuring of its debt obligations with Hercules Technology Growth Capital. The Company reported a net loss of $15.9 million or $0.92 per basic and diluted share for the six months ended June 30, 2013, compared with a net loss of $38.5 million or $7.51 per basic and diluted share for the comparable period in 2012. The decrease in net losses per basic and diluted share in 2013 as compared to 2012 both quarterly and year-to-date were primarily due to the result of lower loss from operations, and higher common shares outstanding attributable to the closing of an underwritten public offering of 8,712,119 shares of the Company’s common stock in January 2013 from which the Company raised net proceeds of $42.7 million, combined with proceeds of $2.0 million received in April 2013 through the issuance of 464,686 shares pursuant to an Equity Purchase Agreement with Lincoln Park Capital.

As of June 30, 2013, the Company had cash, cash equivalents and short-term investments of $48.4 million, including $10.0 million of restricted cash placed in a cash security account to collateralize a term loan.

Recent Business Highlights from Second Quarter and Upcoming Events:

Clinical:

•
The Company initiated its Phase 2 BRIGHT-SC study in patients with IgA nephropathy. The primary endpoint of the study will be a reduction in proteinuria at 32 weeks. The Company plans to conduct an interim analysis of proteinuria after all patients have completed 8 weeks of therapy (N=48). The interim data analysis is planned for the fourth quarter of this year. Secondary endpoints will include the effects of blisibimod on estimated Glomerular Filtration Rate (eGFR), plasma B cells, and other biomarkers of kidney disease.

•
Anthera completed its Open-Label Extension (“OLE”) of the PEARL-SC study to evaluate the long-term safety of blisibimod. The analysis of certain biomarkers, including proteinuria, complement C3, IgG and IgM beyond the 24 week PEARL-SC study will provide further insights on the potential effectiveness and safety of blisibimod. Data from the OLE study will be presented at an upcoming scientific conference.

Regulatory:

•
In May, the Company met with the US FDA to discuss the IgA nephropathy development plan, with a specific focus on the use of proteinuria as an endpoint in studies of IgA nephropathy. The positive response from the US FDA, combined with the proteinuria data from the PEARL-SC study, provide a manageable path forward for the development of blisibimod.

•
In June, the Company met with the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”) to examine development strategies for blisibimod in Asia. Like the US FDA, the PMDA was receptive to proteinuria as an endpoint for the basis of approval. “The prevalence of IgA nephropathy is highest in Asia. Therefore, the concurrence between the US FDA and PMDA in terms of proteinuria as an endpoint provides a great deal of clarity for the continued global development of blisibimod for this disease,” said Dr. Colin Hislop, Anthera’s Chief Medical Officer.

Financial:

•
In April 2013, the Company strengthened its financial position by securing a $20.0 million debt financing facility through a syndicate led by MidCap Financial SBIC, LP ("MidCap Financial"). The Company used the loan proceeds to repay the remaining principal of the loan agreement previously entered into with Hercules Technology Growth Capital. The Company also entered into an $18.5 million common stock purchase agreement with Lincoln Park Capital Fund, LLC ("LPC") a Chicago-based institutional investor. Upon executing the agreement, LPC made an initial purchase of $2 million in common stock from the Company.  As of June 30, 2013, there was $16.5 million available under the purchase agreement.

•
The Company effectuated a 1-for-8 reverse stock split of its common stock on July 15, 2013, resulting in a decrease of the number of shares issued and outstanding from approximately 152.9 million to 19.1 million.

•
The NASDAQ Hearings Panel has determined to allow continued listing of the shares of the Company on the NASDAQ Global Market, as the Company has regained compliance with the minimum bid price continued listing requirements.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$5,265	$14,865	$10,194	$32,603
General and administrative	1,688	1,799	3,660	4,121
Total operating expenses	6,953	16,664	13,854	36,724
Loss from operations	(6,953)	(16,664)	(13,854)	(36,724)
Other Income (expense):
Other income (expense) - net	(6)	(28)	19	(38)
Interest expense	(1,322)	(908)	(2,026)	(1,751)
Total other (expense) - net	(1,328)	(936)	(2,007)	(1,789)
Net loss	$(8,281)	$(17,600)	$(15,861)	$(38,513)
(1) Net loss per basic and diluted:	$(0.43)	$(3.43)	$(0.92)	$(7.51)
(1) Weighted-average number of shares used in per share calculation-basic and diluted	19,059,130	5,137,218	17,297,098	5,131,126

(1)	Common stock and per share data adjusted to reflect reverse split of stock effectuated on July 15, 2013.

	ANTHERAPHARMACEUTICALS, INC.
	(A Development Stage Company)
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	June 30, 2013	December 31, 2012

Cash and cash equivalents	$37,304	$19,431
Short term investments	$1,142	$5,322
Restricted cash	$10,000	$—
Total assets	$50,246	$26,445
Total current liabilities, excluding current portion of notes payable	$3,387	$9,421
Total notes payable	$19,264	$20,550
Deficit accumulated during development stage	$(276,239)	$(260,378)
Total shareholders' equity (deficit)	$27,595	$(3,526)

(2) Common shares outstanding	19,115,189	9,893,949

(2) Common shares outstanding data adjusted to reflect reverse split of stock effectuated on July 15, 2013.